Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of KLDiscovery Inc. on Form S-8 of our report dated April 1, 2019, with respect to our audit of the financial statements of Pivotal Acquisition Corp. as of December 31, 2018 and for the period from August 2, 2018 (inception) through December 31, 2018 appearing in the Annual Report on Form 10-K of Pivotal Acquisition Corp. for the period from August 2, 2018 (inception) through December 31, 2018. We were dismissed as auditors on December 26, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 17, 2020